Exhibit 23.3

                      Letterhead of Jones Jensen & Company, LLC


March 7, 2000

Securities & Exchange Commission
450 Fifty Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the section entitled "Changes in or Disagreements with Accountants on Accounting and Financial Disclosure" of the Form SB-1 of Northstar Electronics, Inc. (formerly Scientific Technologies, Inc.), and are in agreement with the statements contained therein in so far as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Jones, Jensen & Company
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Jones, Jensen & Company